FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer

Arthur L. Herbst, Jr., President

Christine R. Boehning, Chief Financial Officer

(314)-344-0010, Ext. 3133

Young Innovations, Inc. Announces Results

for the Third Quarter of 2006 and Declares Quarterly Dividend

St. Louis, MO., October 25, 2006 – Young Innovations, Inc. (NASDAQ – YDNT) today announced results for the quarter and nine months ended September 30, 2006.

Sales for the third quarter of 2006 were $23.8 million, increasing $2.2 million or 10.2% over the $21.6 million reported in the third quarter of 2005. During the third quarter, operating income increased 0.7% to $6.2 million from $6.1 million for the same period in 2005. Net income decreased 5.3% to $3.9 million, compared with $4.2 million in the third quarter of 2005. Diluted earnings per share of $0.43 were down 4.4% from diluted earnings per share of $0.45 reported in the third quarter of 2005.

Sales for the nine months ended September 30, 2006 were $66.0 million, up 4.4% from $63.2 million in the year earlier nine-month period. Operating income for the nine month period was $17.3 million, flat with the prior year period. Net income was $11.1 million, down 1.0% from $11.2 million in the year earlier nine-month period. Diluted earnings per share were $1.21 for the nine months ended September 30, 2006, increasing 0.8% from $1.20 diluted earnings per share for the nine months ended September 30, 2005.

Growth in net income and earnings per share for the third quarter of 2006 was negatively affected by a higher tax rate, 35.5% versus the 33.2% rate assessed in the third quarter of 2005, which reflected the recognition of a non-recurring capital loss. In addition, the results for the third quarters of 2005 and 2006 both benefited from lower tax rates resulting from finalization of prior year tax returns and the impact of the IRC section 199 manufacturing deduction.

The results for the quarter and nine months ended September 30, 2006 were affected by the acquisition of substantially all of the assets of Microbrush, Inc. and Microbrush International, Ltd. (collectively “Microbrush”) completed on July 31, 2006 and August 18, 2006, respectively. Microbrush contributed approximately $2 million in sales in the third quarter.

Commenting on the quarter, Alfred E. Brennan, Chief Executive Officer, said, “The acquisition of Microbrush marked the most significant event of the quarter. Microbrush’s line of high quality micro-applicators is an excellent addition to our consumable product offering. The strong sales of Microbrush products helped offset ongoing weakness in sales of diagnostic equipment and a modest contribution of sales from the reintroduction of certain fluoride products. We expect these trends to continue in the fourth quarter. While we continue to strengthen the Company’s foundation for growth, we expect to experience volatility in our results. In 2007, we believe sales will be in the $101 to $104 million range and earnings per share will be between $1.81 and $1.86 excluding new equity based compensation expense.”

On October 24, 2006, the Board of Directors declared a quarterly dividend of $0.04 per share, payable December 15, 2006 to shareholders of record on November 15, 2006.

A conference call has been scheduled for Thursday, October 26 at 11:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/311070 or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes and toothpastes, and dental micro-applicators. The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures) in the United States. The Company also believes it is the leading provider of panoramic X-ray equipment, dental surface disinfectants, obturating systems and dental micro-applicators in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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